Exhibit 99.2

        Protective Life Secured Trust 2004-36 made no payment of interest or principal on its 4.50% InterNotes® due 2011 during the fiscal year ended December 31, 2004. As such, no Report of Independent Registered Public Accounting Firm was prepared or is included in this Annual Report on Form 10-K.